EXHIBIT 99.1

AmerInst Insurance Group, Ltd.

Windsor Place, 18 Queen Street

P.O. Box HM 1601

Hamilton, HM GX, Bermuda

January 15, 2004

Dear AmerInst Shareholder:

I.

It is with great pleasure that we enclose a check representing a special dividend of $10.50 per share payable on January 15, 2004, to shareholders of record on December 22, 2003. This represents a return of 42% of the original issue price of $25 for AmerInst shares.

This dividend of $3.5 million is the result of the annual actuarial review of AmerInst’s loss reserves by Milliman U.S.A., its independent actuaries. This large reduction of the reserves is the result of two interacting factors. One is that as earlier years have matured, AmerInst incurred less loss than originally reserved. The second factor is that CNA, which provides professional liability coverage for local CPA firms and individual CPAs that it reinsures with AmerInst, has recently provided AmerInst’s actuaries with more detailed underwriting and loss data than previously had been supplied.

We cannot assure you that future actuarial reviews will support similar reductions of loss reserves or that AmerInst will be able to pay special dividends in the future. This special dividend will not affect the payment of the regular $.65 quarterly dividend initiated in 1995, which constitutes an annual return of 10.4% of the original share issue price.

II.

This past fall, the Board received a proposal from Mr. Bruce W. Breitweiser, a former director of AmerInst from 1991 to June 2003, asking for the Board’s endorsement of a proposed tender offer by him to purchase all AmerInst shares at 75% of book value, subject to certain adjustments. That offering price approximates AmerInst’s current redemption price available to retired or deceased shareholders. The stated purpose of his proposal is to maximize shareholder value.

His request prompted a comprehensive review by the Board of the current business of AmerInst, its history, its prospects, and, most importantly, its basic corporate purpose. This included discussions with CNA, which reaffirmed that AmerInst’s reinsurance of the CNA accountants’ professional liability programs – which are endorsed by the AICPA – provides major value to those insureds, as well as to the accounting profession generally. Based on its detailed review, the Board rejected his proposal because it would undermine the basic mission of AmerInst and was inadequate in price for a controlling interest in AmerInst.

AmerInst commenced business in 1988 to provide a stabilizing influence on the design, pricing and availability of accountants’ professional liability insurance for individual CPA practitioners and local CPA firms. During the three years prior to AmerInst’s formation, the market for accountants’ malpractice insurance had severely deteriorated: the number of commercial underwriters covering that risk had declined from 18 to 3; policy limits were reduced; the scope of coverage was restricted; and premium rates were increased by as much as 1,000%. These conditions caused many practitioners to reduce their coverage, and some to forgo it entirely.

That crisis caused the AICPA, through its Professional Liability Insurance Plan Committee (“PLIP Committee”), to explore possibilities for ameliorating the adverse market conditions. The result was the formation of AmerInst, which initially was intended to directly insure individual CPAs and local CPA firms, with its shareholders to have priority in obtaining malpractice coverage from it. When the market for accountants’ professional liability improved sooner than expected, this intention evolved into AmerInst reinsuring the commercial primary insurance underwriter endorsed by the PLIP Committee. Since 1993, CNA has been so endorsed and reinsured by AmerInst. CNA currently insures about 23,000 individual practitioners and local firms throughout the county.

Consistent with its original purpose, AmerInst remains as a stand-by direct insurer of accountants professional liability for individual CPAs and local firms should the commercial market becomes unwilling or unable to do so for a reasonable premium. Under current conditions, this is not a hypothetical role. The casualty market has severely hardened in the last few years, particularly for accountants’ professional liability and other professional liability lines. The causes for this include a national litigious culture which now looks to professionals to cover business disappointments; tensions over alleged inherent conflicts between the duties of a consultant and the duties of an auditor; the downward pressure on audit fees; and new obligations imposed by legislation such as Sarbanes-Oxley and the tax shelter rules. The result is that the Big 4 have become uninsurable in the commercial market. Regional accounting firms are facing highly selective underwriting, severe premium increases and restrictions in coverage, which have induced Accountants’ Liability Assurance Company Ltd. (“ALAC”) to recommence underwriting this past May after withdrawing from the then soft market in late 1998. Over the last two to three years, many individual practitioners and local firms have experienced rate increases of 200% to 300%.

To fulfill its potential role as a direct underwriter, AmerInst has regularly plowed back a portion of its earnings to increase its net worth, which has grown from an initial $7.4 million to $17.7 million as of September 30, 2003, after the payment of annual dividends since 1995 totaling almost $7 million. AmerInst has been profitable in 12 of 15 full years of operation, even though its loss reserving, under the guidance of its independent actuaries, has been conservative.

AmerInst’s existing net worth would, under Bermuda insurance regulations, permit it to provide, at current market premium rates, $1,000,000 of primary malpractice coverage to each of its shareholders, with considerable unused capacity available to underwrite non-shareholders or to reinsure other programs.

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Your Board is actively engaged in efforts to increase AmerInst’s after-tax earnings. A major step was re-domiciling AmerInst to Bermuda in 1999, which eliminated corporate income taxation of the AmerInst Group’s investment income. AmerInst has cautiously commenced reinsuring other malpractice programs, which it expects to be profitable. It is actively exploring other attractive opportunities. These initiatives are intended to increase AmerInst’s net income so as to continue building its net worth while it maintains its regular dividends.

Mr. Breitweiser’s intent to privatize AmerInst would sever the commonality of purpose that now exists between the AICPA, CNA, AmerInst, and you, AmerInst’s shareholders. If this were to result in AmerInst being run off, it would cease to contribute to market stability for accountants’ malpractice coverage, and would no longer be a stand-by source for that coverage, at a time of substantial uncertainty in that market. Thus, the sale of your equity ownership in AmerInst could terminate AmerInst’s existing ability to help you obtain professional liability insurance coverage at reasonable terms, either indirectly through its reinsurance of the CNA program or directly by writing primary coverage.

For these reasons, the Board decided not to pursue Mr. Breitweiser’s proposal.

III.

AmerInst will continue its existing programs to purchase shares incident to the retirement or death of CPAs, and to negotiate purchases in other situations through its subsidiary Investco. The move to Bermuda was designed to facilitate such redemption programs through the use of untaxed income. Assuming AmerInst’s net income increases from its expanded activities, so will its net worth, resulting in a steady increase in the purchase price for shares under both repurchase programs.

For the Board,

/s/ Ronald S. Katch
Ronald S. Katch
Chairman

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